EXHIBIT 99.1

Jacksonville Bancorp, Inc. and Atlantic BancGroup, Inc. Announce
Revised Merger Agreement and Stock Purchase Agreement Terms

JACKSONVILLE, Fla., September 17 -- Jacksonville Bancorp, Inc. (Nasdaq: JAXB) ("JAXB"), the bank holding company for The Jacksonville Bank, and Atlantic BancGroup, Inc. (Nasdaq: ATBC) ("ATBC"), the bank holding company for Oceanside Bank, today announced an amendment to their previously announced merger agreement.  JAXB also announced an amendment to its previously announced stock purchase agreement with four investors led by CapGen Capital Group IV LP ("CapGen").  The amount of capital to be raised under the stock purchase agreement has been increased from $30 million to $35 million and the purchase price per share has been reduced from $10 to $9.  As a result, JAXB intends to issue 3,888,889 shares to the four private investors.

Under the amendment to the merger agreement, ATBC shareholders will still receive 0.2 shares of JAXB common stock for each share of ATBC common stock.  Additionally, each share of ATBC common stock will entitle its holder to receive $0.67 per share in cash.  A total of approximately 250,000 shares of JAXB common stock is expected to be issued to ATBC shareholders which is unchanged since the original agreement.

Both transactions have been approved by the Boards of Directors of each company and are subject to regulatory approval, shareholders' approvals, and other customary conditions.  JAXB and ATBC expect to close the transactions in the fourth quarter of 2010 simultaneously.

Gilbert J. Pomar, III, President and CEO of The Jacksonville Bank, and Barry Chandler, President and CEO of Oceanside Bank, jointly announced the amendments.  Mr. Pomar stated, “All parties involved believe injecting $5 million in additional capital is the prudent thing to do in this environment.  This will give us more strength and flexibility as we put the companies together.  We are pleased our investors have shown this added confidence in our company.”  Mr. Chandler added, “We at Oceanside Bank continue to be very excited about joining forces with The Jacksonville Bank.  The additional capital will afford us even more opportunities to offer our customers an expanded array of products and services.”

Shareholders of ATBC and JAXB are urged to read the registration statement and the proxy statement and prospectus regarding the proposed transactions when they become available and any other relevant documents filed with the SEC, as well as any amendments or supplements to those documents, because these will contain important information.  Shareholders of ATBC and JAXB will be able to obtain a free copy of the proxy statement and prospectus, other SEC filings that will be incorporated by reference into the proxy statement and prospectus, as well as other filings containing information about JAXB and ATBC at the SEC's Internet site (http://www.sec.gov).  Shareholders of ATBC and JAXB will also be able to obtain these documents, free of charge, at www.jaxbank.com and www.oceansidebank.com.

JAXB and ATBC, and their respective directors and executive officers, may be deemed to be participants in the solicitation of proxies from their shareholders in connection with the approvals sought for the transactions described herein.  Information about the directors and executive officers of JAXB and their ownership of JAXB common stock is set forth in the proxy statement, dated March 29, 2010, for JAXB's 2010 annual meeting of shareholders, as filed with the SEC.  Information about the directors and executive officers of ATBC and their ownership of ATBC common stock is set forth in ATBC's annual report on Form 10-K for the year ended December 31, 2009, as filed with the SEC.

Additional information regarding the interests of those participants and other persons who may be deemed participants in the proxy solicitation may be obtained by reading the proxy statement and prospectus regarding the proposed transactions when they become available.  Shareholders of ATBC and JAXB may obtain free copies of these documents as described above.

CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS

The information presented above may contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, (i) statements about the expected benefits of the merger between JAXB and ATBC, including future financial and operating results, cost savings, enhanced revenues, the expected market position of the combined company, and the accretion or dilution to reported earnings and to cash earnings that may be realized from the transactions; (ii) statements about JAXB's and ATBC's plans, objectives, expectations and intentions and other statements that are not historical facts, including the expected closing date of the transactions; and (iii) other statements identified by words such as "will," "expect," "may," "believe," "propose," "anticipated," and similar words.

Forward-looking statements, which are statements with respect to our beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions, involve known and unknown risks, uncertainties and other factors, which may be beyond our control, and which may cause the actual results, performance or achievements of JAXB or ATBC to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements.  Neither JAXB nor ATBC undertake to update any forward-looking statements.  In addition, JAXB and ATBC, through their senior management, may from time-to-time make forward-looking public statements concerning the matters described herein.  Such forward-looking statements are necessarily estimates reflecting the best judgment of such senior management based upon current information and involve a number of risks and uncertainties.

All written or oral forward-looking statements attributable to JAXB and ATBC, respectively, are expressly qualified in their entirety by this cautionary notice, including, without limitation, those risks and uncertainties described in JAXB's and ATBC's respective annual reports on Form 10-K for the year ended December 31, 2009, and otherwise in their respective subsequent SEC reports and filings.

Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, without limitation, the following: unexpected transaction costs, including the costs of integrating operations; the risks that the businesses will not be integrated successfully or that such integration may be more difficult, time-consuming or costly than expected; the potential failure to fully or timely realize expected revenues and revenue synergies, including as the result of revenues following the merger being lower than expected; the risk of deposit and customer attrition; changes in deposit mix; unexpected operating and other costs, which may differ or change from expectations; the risks of customer and employee loss and business disruption, including, without limitation, as the result of difficulties in maintaining relationships with employees; increased competitive pressures and solicitations of customers by competitors; changes in the interest rate environment reducing interest margins; legislation or regulatory changes that adversely affect the business in which the combined company would be engaged; as well as the difficulties and risks inherent with entering new markets.

CONTACT:  Jacksonville Bancorp, Inc., Valerie A. Kendall, Chief Financial Officer, +1-904-421-3051; or Atlantic BancGroup, Inc., Barry Chandler, President and Chief Executive Officer, +1-904-247-9494